Exhibit (d)(36)
FEE REDUCTION COMMITMENT
This FEE REDUCTION COMMITMENT is made as of April 28 , 2006 by GOLDMAN SACHS ASSET MANAGEMENT, L.P. (“GSAM”) and GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL (“GSAMI” and, together with GSAM, the “Advisers”).
          WHEREAS, Goldman Sachs Trust (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
          WHEREAS, GSAM serves as the investment adviser to the Balanced, CORE Large Cap Value, Growth and Income, Real Estate Securities, CORE International Equity, CORE U.S. Equity, CORE Large Cap Growth, Large Cap Value, Strategic Growth, Research Select, CORE Tax-Managed, Tollkeeper, Concentrated Growth, CORE Small Cap Equity, Mid Cap Value, Small Cap Value and Growth Opportunities Funds of the Trust and GSAMI serves as the investment adviser to the Asia Growth, European Equity, International Equity, Japanese Equity, Emerging Markets Equity and International Growth Opportunities Funds of the Trust (each a “Fund”), pursuant to a Management Agreement dated April 30, 1997, as amended, and a related Assumption Agreement by and between Goldman, Sachs & Co. and GSAM (together, the “Management Agreement”);
          WHEREAS, the Advisers desire to reduce permanently their contractual fee rates under the Management Agreement for the Funds; and
          WHEREAS, the Advisers represent that the quality and quantity of their services under the Management Agreement will not be affected by this commitment and that their obligations under the Management Agreement will remain unchanged in all respects.
          NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, the Advisers, intending to be legally bound, agree as follows:
     1. Effective the date hereof, the Advisers reduce permanently their contractual fee rates under the Management Agreement for the Funds as follows:
For all services to be rendered and payments made pursuant to the Management Agreement, the Trust on behalf of the respective Funds will pay to GSAM or GSAMI, as applicable, each month a fee at an annual rate equal to the percentages of the average daily net assets of each Fund considered separately as set forth on Annex A hereto. The “average daily net assets” of each Fund shall be determined on the basis set forth in the Fund’s prospectus(es) or otherwise consistent with the 1940 Act and regulations promulgated thereunder.
     2. Any future amendment to increase or otherwise reinstate the contractual fee rates under the Management Agreement for the Funds as in effect prior to the date hereof must be approved by the shareholders of the affected Fund(s) as and to the extent required by the 1940 Act.
     3. This Fee Reduction Commitment shall be attached to and made a part of the Management Agreement.
     4. The Management Agreement shall continue in full force and effect as modified hereby.
          IN WITNESS WHEREOF, GSAM and GSAMI have caused this instrument to be executed by their officers designated below as of the day and year first above written.

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

Attest:	/s/ Deborah Farrell	By:	/s/ Howard Surloff

(Authorized Officer)

Name:

Title

GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL

Attest:	/s/ Deborah Farrell	By:	/s/ Howard Surloff (Authorized Officer)

Name:

Title

Accepted and Agreed as of the Date First Set Forth Above:

GOLDMAN SACHS TRUST

By:	/s/ Howard Surloff

Name:

Title:

ANNEX A
GOLDMAN SACHS TRUST
FEE REDUCTION COMMENT

		Over $1 billion
Fund Name	$0 - $1 billion	up to $2 billion	Over $2 billion
Goldman Sachs Balanced Fund	0.65%	0.59	0.56%
Goldman Sachs CORE Large Cap Value Fund	0.60	0.54	0.52
Goldman Sachs Growth and Income Fund	0.70	0.63	0.60
Goldman Sachs Real Estate Securities Fund	1.00	0.90	0.86
Goldman Sachs Asia Growth Fund	1.00	0.90	0.86
Goldman Sachs CORE International Equity Fund	0.85	0.77	0.73
Goldman Sachs CORE U.S. Equity Fund	0.65	0.59	0.56
Goldman Sachs CORE Large Cap Growth Fund	0.65	0.59	0.56
Goldman Sachs European Equity Fund	1.00	0.90	0.86
Goldman Sachs International Equity Fund	1.00	0.90	0.86
Goldman Sachs Large Cap Value Fund	0.75	0.68	0.65
Goldman Sachs Strategic Growth Fund	1.00	0.90	0.86
Research Select Fund	1.00	0.90	0.86
Goldman Sachs CORE Tax-Managed Equity Fund	0.70	0.63	0.60
Goldman Sachs Tollkeeper Fund	1.00	0.90	0.86
Goldman Sachs Concentrated Growth Fund	1.00	0.90	0.86
Goldman Sachs Japanese Equity Fund	1.00	0.90	0.86

Fund Name	$0 - $2 billion	Over $2 billion
Goldman Sachs CORE Small Cap Equity Fund	0.85%	0.77%
Goldman Sachs Emerging Markets Equity Fund	1.20	1.08
Goldman Sachs International Growth Opportunities Fund	1.10	0.99
Goldman Sachs Mid Cap Value Fund	0.75	0.68
Goldman Sachs Small Cap Value Fund	1.00	0.90
Goldman Sachs Growth Opportunities Fund	1.00	0.90